UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported):  April 16, 2010

ISLAND BREEZE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53452	27-1742696
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

211 Benigno Blvd, Suite 201 Bellmawr, New Jersey	08031
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(856) 931-1505

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT;

Item 3.02             UNREGISTERED SALES OF EQUITY SECURITIES

On April 16, 2010, we entered into a Joint Venture and Investment Agreement (the “JV Agreement”) and a Securities Purchase Agreement (the “SPA”), with an investor.  Pursuant to the JV Agreement and the SPA, the investor agreed to acquire 1,200,000 shares of our Class A Common Stock at a price of $0.50 per share, for a total of $600,000.  Pursuant to the JV Agreement, we agreed to form a new subsidiary (the “Subsidiary”), in a foreign jurisdiction to be determined, through which we expect to acquire and operate a vessel from which we anticipate initiating our entertainment cruise operations.  The investor has agreed to lend the Subsidiary $14,400,000 in two tranches.  The first tranche, in the amount of $1,400,000, will be funded shortly.  The second tranche, in the amount of $13,000,000, will be placed in escrow upon the entering into an agreement to purchase a suitable vessel, and shall be released not later than the day we acquire the vessel.  The debt financings described above will be evidenced by two convertible promissory notes of the Subsidiary, bearing interest at the rate of 10% per annum, and maturing two years from the date of issue.  Interest shall accrue for the first 12 months and be paid on the anniversary of the date the note was issued and thereafter quarterly in arrears.  These notes will be collateralized by liens on the vessel we hope to acquire.  The Notes are convertible into 4.2% and 39% of the capital stock of the Subsidiary, respectively.  As further consideration for these loans, we have agreed to issue to the investor 600,000 shares of our Class A Common Stock, which shares will be issued within 10 days after the second tranche funds are released from escrow.  There can be no assurance we will be able to successfully negotiate and close the acquisition of the vessel at an acceptable price, or at all, or be able to initial operations even if we are able to do so.

On April 16, 2010, we entered into a Securities Purchase Agreement (“SPA”) with an different investor and pursuant thereto issued an 8% convertible promissory note in the amount of $85,000 that is convertible into shares of Class A Common Stock.  The loan is due in full along with accrued interest on December 1, 2010.  The Investor has the right to convert all or any part of the outstanding and unpaid principal amount, as well as the interest accrued on this note into fully paid and non-assessable shares of Common Stock.  The conversion price is sixty-seven percent of the average of the three lowest bid trades on the over-the-counter bulletin board during the 10-day period prior to the conversion. During the period commencing on the execution of the note and ending 180 days thereafter, subject to certain limitations, provided the Investor has not sent us a notice of conversion, we have the right to redeem the note for an amount equal to 150 percent of the outstanding principal amount of the note plus the interest accrued and unpaid thereon, plus certain other adjustments.

The Company believes all of the issuances of securities referred to in this Item were exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and other available exemptions.

Item 1.01             ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT;

On April 17, 2009, we entered into a Memorandum of Agreement, which constitutes a binding contract, subject to certain contingencies, to sell one of our two vessels, the Casino Royal.  The purchase price is $1,970,815, which net of various adjustments including relocation expenses, should result in us realizing $887,000.  We anticipate that the sale of the Casino Royal will be consummated by the end of April, 2010.  The sale excludes all gaming and entertainment equipment and furniture currently on board the Casino Royal, which we believe has a current value of approximately $2,000,000.  We shall retain and store such equipment and furniture which we may later sell or utilize on another vessel.

Item 8.01             OTHER EVENTS

Press Release relating to the Joint Venture and Investment Agreement executed on April 16, 2010.

Item 9.01             EXHIBITS

         (c) Exhibits

4.9	Form of Joint Venture Agreement between an investor, Island Breeze International, Inc. and Island Breeze International dated, April 16, 2010.
4.10	Form of Securities Purchase Agreement, between Island Breeze International and an investor dated, April 16, 2010.
4.11
Form of Securities Purchase Agreement, between Island Breeze International and an investor dated, April 16, 2010, with respect to the Convertible Promissory Note in the amount of $85,000 issued by the Company on April 16, 2010.

4.12	Form of Convertible Promissory Note issued to an investor, in the principal amount of $85,000 dated, April 16, 2010.
10.2	Memorandum of Understanding between Island Breeze International and Amandla Icon Shipping Corporation Pte Ltd dated April 17, 2009.
99.1	Press Release issued April 22, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

ISLAND BREEZE INTERANTIONAL, INC.

Date: April 22, 2010	By:	/s/ Steven G. Weismann
Steven G. Weismann, Chief Financial Officer